Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER OF 2015
Raises its 2015 Outlook

Syracuse, New York - (Business Wire) — November 3, 2015 — Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the third quarter ended September 27, 2015. The Company also raised its 2015 outlook.

Highlights for the third quarter of 2015 versus the third quarter of 2014 include:

▪
Restaurant sales increased 21.1% to $217.7 million from $179.8 million in the third quarter of 2014, which included $39.4 million in sales from 132 BURGER KING® restaurants that were acquired in 2014 and 2015;

▪	Comparable restaurant sales increased 6.5% compared to a 3.3% increase in the prior year period;

▪
Restaurant-Level EBITDA (a non-GAAP financial measure) increased 63.0% to $33.3 million compared to $20.5 million in the prior year period and Restaurant-Level EBITDA margin increased over 390 basis points to 15.3%;

▪
Adjusted EBITDA (a non-GAAP financial measure) nearly doubled to $22.0 million from $11.1 million in the prior year period. (Please refer to the reconciliation of Adjusted EBITDA to net income (loss) and Restaurant-Level EBITDA to income (loss) from operations in the tables at the end of this release);

▪	Income from operations increased to $11.8 million from $0.3 million in the prior year period; and

▪
Net income was $7.2 million in the third quarter of 2015, or $0.16 per diluted share, compared to a net loss of $1.7 million, or $0.05 per diluted share, in the prior year period. No income tax expense was recorded in 2015 since the Company has recorded a valuation allowance against its net deferred income tax assets. There was a $2.6 million benefit from income taxes recorded in the third quarter last year.

At the end of the third quarter, Carrols owned and operated 660 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “We were quite pleased with our financial performance for the quarter. Our third quarter results included double-digit growth in restaurant sales, a solid 6.5% increase in comparable restaurant sales, along with substantial improvements in profitability as we successfully leveraged these top-line gains. Burger King's effective marketing and promotional initiatives continue to drive increased sales, and when coupled with an improved commodity outlook, have helped our strong performance in 2015.”

Accordino concluded, “Our financial results also demonstrate the successful execution of our strategic objectives, namely our aggressive remodeling initiatives and our continued expansion. We have completed the remodeling of 54 restaurants during the first nine months of 2015 and expect to complete 90 to 95 by the end of the year bringing the total number of remodels to almost 400 since 2012. With regards to our expansion, we have made much progress improving the operating and financial performance of the restaurants that we have acquired, and continue to pursue additional acquisition opportunities. To date, we've acquired 15 restaurants in 2015 including six restaurants acquired early in the fourth quarter. We also have several transactions either under contract or in late-stage negotiations, and believe that we may complete the acquisition of as many as 40 more restaurants by the end of 2015.”

Third Quarter 2015 Financial Results

Restaurant sales increased 21.1% to $217.7 million in the third quarter of 2015 compared to $179.8 million in the third quarter of 2014. The growth in restaurant sales included $39.4 million in sales from the 132 BURGER KING® restaurants acquired in 2014 and 2015, along with a comparable restaurant sales increase of 6.5%. The comparable restaurant sales increase included a 5.7% increase at legacy restaurants and a 7.9% increase at the restaurants acquired in 2012. Average check was 2.5% higher and customer traffic increased 4.0% from the prior year period.

Restaurant-Level EBITDA was $33.3 million in the third quarter of 2015, which included a $4.6 million contribution from the restaurants acquired in 2014 and 2015, compared to Restaurant-Level EBITDA of $20.5 million in the third quarter of 2014. Restaurant-Level EBITDA margin increased over 390 basis points to 15.3% of restaurant sales. These improvements were primarily due to effective leveraging of the sales increases, lower cost of sales in part due to lower beef costs, and improved operating performance.

General and administrative expenses were $11.8 million in the third quarter of 2015 compared to $10.0 million in the third quarter of 2014 and included a $1.5 million increase in bonus expense. As a percentage of restaurant sales, general and administrative expenses were 5.4% and improved 17 basis points from the prior year period due to higher sales leverage.

Adjusted EBITDA was $22.0 million in the third quarter of 2015 compared to $11.1 million in the third quarter of 2014, and Adjusted EBITDA margin improved 390 basis points to 10.1% of restaurant sales.

Interest expense decreased slightly to $4.5 million in the third quarter of 2015 from $4.7 million in the same period last year.

Income from operations increased to $11.8 million in the third quarter of 2015 from $0.3 million in the prior year period. For the third quarter of 2015, income from operations included $0.4 million of impairment and other lease charges and $0.1 million of acquisition expenses. For the same period last year, income from operations included $0.8 million of impairment and other lease charges and $0.4 million of acquisition expenses.

Net income was $7.2 million, or $0.16 per diluted share, compared to a net loss of $1.7 million, or $0.05 per diluted share, in the prior year period which included a $2.6 million benefit from income taxes. No income taxes were recorded in 2015 since the Company has recorded a valuation allowance against its net deferred income tax assets.

2015 Outlook

Based on the Company’s financial performance through the first nine months of 2015, the Company is updating its guidance for 2015 which is a 53-week fiscal period:

▪	Total restaurant sales of $840 million to $850 million (previously $830 million to $845 million);

▪	A comparable restaurant sales increase of 6% to 7% on a comparable 52-week basis (previously 5% to 7%);

▪	A commodity cost decrease of approximately 2.5% to 3.0% primarily due to lower beef costs (previously a decrease of 1.5% to 2.5%);

▪	General and administrative expenses (excluding stock compensation costs) of approximately $47 million to $49 million (unchanged from previous estimates);

▪	Adjusted EBITDA of $65 million to $70 million (previously $60 million to $65 million);

▪	As a result of the net deferred tax asset valuation allowance established in 2014, the Company does not anticipate any income tax expense or benefit for 2015;

▪
Capital expenditures of $50 million to $55 million (unchanged from previous estimates), which includes remodeling a total of 90 to 95 restaurants (previously 94 to 99 restaurants) including the scrape and rebuild of four restaurants; and

▪	Up to 25 restaurant closings (unchanged from previous estimates) of which 22 were closed through the end of the third quarter of 2015.

Acquisition Activity

Through October 31, 2015, Carrols has completed the acquisition of 15 BURGER KING® restaurants in Vermont (4), South Carolina (5), Ohio (3), West Virginia (2), and Michigan (1). The Company is currently negotiating a number of additional transactions, and while there can be no assurance as to when or if such future transactions may close, the Company believes it may acquire as many as an additional 40 restaurants by the end of 2015.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss third quarter of 2015 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 888-430-8705 or for international callers by dialing 719-325-2435. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or for international callers by dialing 719-457-0820; the passcode is 5331647. The replay will be available until Tuesday, November 10, 2015. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols Restaurant Group, Inc. is the largest BURGER KING® franchisee in the United States with 665 restaurants as of November 3, 2015 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Restaurant sales	$217,676	$179,822	$629,948	$499,858
Costs and expenses:
Cost of sales	60,676	55,169	178,022	148,606
Restaurant wages and related expenses	67,116	56,023	197,135	159,764
Restaurant rent expense	14,106	12,205	43,101	35,269
Other restaurant operating expenses	34,261	29,179	100,407	82,264
Advertising expense	8,188	6,794	23,551	20,621
General and administrative expenses (b) (c)	11,764	10,031	36,263	28,923
Depreciation and amortization	9,418	9,318	29,216	27,121
Impairment and other lease charges	396	773	2,732	1,822
Other expense (income)	—	—	(126)	25
Total costs and expenses	205,925	179,492	610,301	504,415
Income (loss) from operations	11,751	330	19,647	(4,557)
Interest expense	4,512	4,683	14,026	14,080
Loss on extinguishment of debt	—	—	12,635	—
Income (loss) before income taxes	7,239	(4,353)	(7,014)	(18,637)
Benefit for income taxes	—	(2,632)	—	(7,555)
Net income (loss)	$7,239	$(1,721)	$(7,014)	$(11,082)

Basic and diluted net income (loss) per share (d) (e)	$0.16	$(0.05)	$(0.20)	$(0.37)
Basic weighted average common shares outstanding	35,010	34,797	34,930	29,572
Diluted weighted average common shares outstanding	44,679	34,797	34,930	29,572

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine months ended September 27, 2015 and September 28, 2014 each included thirteen and thirty-nine weeks, respectively.

(b)
Acquisition expenses of $79 and $412 were included in general and administrative expenses for the three months ended September 27, 2015 and September 28, 2014, respectively, and $339 and $686 for the nine months ended September 27, 2015 and September 28, 2014, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $367 and $296 for the three months ended September 27, 2015 and September 28, 2014, respectively, and $1,071 and $883 for the nine months ended September 27, 2015 and September 28, 2014, respectively.

(d)	Basic net income (loss) per share was computed excluding income attributable to preferred stock and non-vested restricted shares.

(e)
Diluted net income (loss) per share was computed including shares issuable for convertible preferred stock and non-vested restricted stock unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Restaurant Sales: (a)
Legacy restaurants	$100,551	$96,861	$289,244	$274,394
Restaurants acquired in 2012	77,692	75,180	229,894	216,880
Restaurants acquired in 2014 and 2015	39,433	7,781	110,810	8,584
Total restaurant sales	$217,676	$179,822	$629,948	$499,858
Change in Comparable Restaurant Sales (b)	6.5%	3.3%	8.4%	(0.4)%
Average Weekly Sales per Restaurant: (c)
Legacy restaurants	$27,737	$25,799	$26,391	$24,317
Restaurants acquired in 2012	24,169	22,039	23,457	20,989
Restaurants acquired in 2014 and 2015	23,465	26,695	22,536	26,502
Restaurant-Level EBITDA: (d)
Legacy restaurants	$18,084	$13,630	46,372	36,356
Restaurants acquired in 2012	10,681	6,014	30,092	16,136
Restaurants acquired in 2014 and 2015	4,564	808	11,268	842
Total Restaurant-Level EBITDA	$33,329	$20,452	87,732	53,334
Restaurant-Level EBITDA margin: (d)
Legacy restaurants	18.0%	14.1%	16.0%	13.2%
Restaurants acquired in 2012	13.7%	8.0%	13.1%	7.4%
Restaurants acquired in 2014 and 2015	11.6%	10.4%	10.2%	9.8%
All restaurants	15.3%	11.4%	13.9%	10.7%
Adjusted EBITDA (d)	$22,011	$11,129	53,005	25,955
Adjusted EBITDA margin (d)	10.1%	6.2%	8.4%	5.2%
Number of Restaurants:
Restaurants at beginning of period	657	560	674	564
New restaurants	—	—		1
Acquired restaurants	5	25	9	29
Closed restaurants	(2)	(4)	(22)	(13)
Sold restaurants	—	—	(1)	—
Restaurants at end of period	660	581	660	581

	At 9/27/15	At 12/28/2014
Long-term debt (e)	$208,929	$159,896
Cash	71,833	21,221

(a)
Restaurants acquired in 2012 represent the restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company's Burger King restaurants owned prior to 2012. Restaurants acquired in 2014 and 2015 represent the 132 restaurants acquired in seven acquisitions in 2014 and 2015.

(b)	Restaurants are generally included in comparable restaurant sales after they have been open or owned for 12 months.

(c)	Average weekly restaurant sales are derived by dividing restaurant sales by the average number of restaurants operating during the period.

(d)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, and Restaurant-Level EBITDA margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net income (loss) and to the Company's reconciliation of Restaurant-Level EBITDA to income (loss) from operations for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants.

(e)
Long-term debt (including current portion) at September 27, 2015 included $200,000 of the Company's 8.0% Senior Secured Second Lien Notes due 2022, $1,203 of lease financing obligations and $7,726 of capital lease obligations. Long-term debt (including current portion) at December 28, 2014 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes due 2018, $1,202 of lease financing obligations and $8,694 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income (loss)	$7,239	$(1,721)	$(7,014)	$(11,082)
Benefit for income taxes	—	(2,632)	—	(7,555)
Interest expense	4,512	4,683	14,026	14,080
Depreciation and amortization	9,418	9,318	29,216	27,121
EBITDA	21,169	9,648	36,228	22,564
Impairment and other lease charges	396	773	2,732	1,822
Acquisition costs	79	412	339	686
Stock compensation expense	367	296	1,071	883
Loss on extinguishment of debt	—	—	12,635	—
Adjusted EBITDA	$22,011	$11,129	$53,005	$25,955

Reconciliation of Restaurant-Level EBITDA: (a)
Restaurant-Level EBITDA (a)	$33,329	$20,452	$87,732	$53,334
Less:
General and administrative expenses	11,764	10,031	36,263	28,923
Depreciation and amortization	9,418	9,318	29,216	27,121
Impairment and other lease charges	396	773	2,732	1,822
Other expense (income)	—	—	(126)	25
Income (loss) from operations	$11,751	$330	$19,647	$(4,557)

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA which are non-GAAP financial measures. EBITDA represents net income (loss) from operations, before benefit for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock compensation expense and loss on extinguishment of debt. Restaurant-Level EBITDA represents income (loss) from operations before general and administrative expenses, depreciation and amortization, impairment and other lease charges and other income and expense.

We are presenting Adjusted EBITDA and Restaurant-Level EBITDA because we believe that they provide a more meaningful comparison than EBITDA of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and income and other expense which are not directly related to restaurant operations. Management believes that Adjusted EBITDA and Restaurant-Level EBITDA, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net loss, income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA and Adjusted EBITDA and between Restaurant-Level EBITDA and income (loss) from operations.